UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd. Ste. 1220
San Antonio, Texas	78258
(Address of Principal Executive Officer)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer

On January 27, 2017, the Company appointed Brennan Short as Chief Operating Officer of Company, effective immediately. In connection with his appointment, Mr. Short entered into an employment agreement with the Company. The initial term of the agreement is scheduled to end on December 31, 2017, and the agreement will renew automatically for additional one-year periods beginning on December 31, 2017, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term.

Mr. Short’s base salary will be $300,000. This base salary will be reviewed periodically for increase by the Company’s Board of Directors (the “Board”). Mr. Short will be eligible to receive an additional cash bonus equal to a percentage of his base salary (ranging from 0% to 400%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of his agreement. Mr. Short will also be eligible to receive awards of equity and non-equity compensation and to participate in the Company’s annual and long-term incentive plans, in each case as determined by the Board in its discretion. On January 27, 2017, Mr. Short received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 250,000 shares of common stock with an exercise price of $4.35. Mr. Short also received a grant of restricted stock under the Company’s 2016 Omnibus Incentive Plan in the amount of 75,000 restricted shares. Both the options and the restricted stock are scheduled to vest over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date

Under his employment agreement, Mr. Short will be entitled to a lump sum severance payment equal to 12 months of base salary plus COBRA premiums upon a termination by the Company without cause or a termination by him for good reason (or 24 months if the termination occurs within 12 months following a change in control). If his employment agreement is terminated due to death or disability, he will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under Mr. Short’s employment agreement are subject to his execution and non-revocation of a release of claims against the Company. The severance payments are also subject to reduction in order to avoid any excise tax associated with Section 280G of the Internal Revenue Code, but only if that reduction would result in Mr. Short receiving a greater net after tax benefit as a result of the reduction. All payments to Mr. Short under his employment agreement will be subject to clawback to the extent required by applicable law. Further, Mr. Short is subject to non-competition, non-solicitation, anti-raiding, and confidentiality provisions under his employment agreement.

The foregoing description of the Company’s employment agreement with Mr. Short is not complete and is subject in its entirety by reference to the terms of such employment agreement, a copy of which is attached as Exhibit 10.1 hereto.

Prior to his appointment as Chief Operating Officer of the Company, the Company engaged Mr. Short in a consulting capacity beginning in November, 2016. Prior to joining the Company, Mr. Short, age 42, most recently held the position of President at MMZ Consulting Inc. from May 2012 to January 2017, where he provided full cycle drilling & completions engineering and operational support to multiple clients. Mr. Short has over 20 years of proven expertise in domestic oil & gas exploration and production operations, field supervision, management and petroleum engineering consulting. Prior to forming MMZ Consulting Inc., Mr. Short held the position of Drilling Engineering Specialist at EOG Resources, Inc. from March 2010 to May 2012, where he was a drilling engineer in the infancy of the Eagleford Shale Play in South Texas. Previous to his role EOG Resources, Inc., Mr. Short was a Drilling Engineer at SM Energy from November 2007 to March 2010 and a Drilling Engineer at Samson Investment Company from March 2005 to November 2007. Mr. Short earned his Bachelor’s degree in Petroleum Engineering from Texas A&M University.

Item 7.01	Regulation FD Disclosure.

On January 31, 2017, the Company issued a press release announcing the appointment of Mr. Short. A copy of that press release is attached hereto as Exhibit 99.1.

Also on January 31, 2017, the Company posted an updated investor presentation on its website, http://www.lilisenergy.com. A copy of the presentation materials is furnished hereto as Exhibit 99.2 to this Current Report on Form 8-K and can be reviewed in the “Investors” section of the Company’s website.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated January 27, 2017, between Brennan Short and Lilis Energy, Inc.
99.1	Press Release of Lilis Energy, Inc. dated January 31, 2017.
99.2	Lilis Energy, Inc. updated Corporate Presentation. January 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated January 27, 2017, between Brennan Short and Lilis Energy, Inc.

99.1	Press Release of Lilis Energy, Inc. dated January 31, 2017.

99.2	Lilis Energy, Inc. updated Corporate Presentation. January 2017.